Exhibit 99

For Immediate Release

Company Contact:	Investor Relations Contact:

Dino Eliopoulos, Precis, Inc.	Michael Lucarelli, Cameron Associates
Chief Financial Officer	Vice President
Telephone: 972-343-6501	Telephone: 212-245-8800 x225
Email: dino@precis-pcis.com	Email: Michaell@cameronassoc.com

Precis, Inc. Announces Third Quarter 2003 Results

GRAND PRAIRIE, TX, October 30, 2003 – Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today financial results for the third quarter of 2003.  The Company’s primary business focus is to service the ever growing number of uninsured in the United States.  The total number of uninsured Americans now approximates 43.6 million, or 15.6% of the total population.  The market need for Precis Inc.’s healthcare product offering is ever increasing.

The Company’s revenue for the third quarter ended September 30, 2003 was $10.3 million, a decrease of $1.2 million or 10.3% compared to $11.5 million during the comparable 2002 period. Revenue for the nine months ended September 30, 2003 was $32.0 million, an increase of $0.3 million or 1.0% compared to $31.7 million during the comparable 2002 period.  Net earnings for the third quarter of 2003 were $1.0 million and $0.08 per fully diluted share compared to $1.5 million and $0.13 per fully diluted share for the comparable quarter in 2002. Net earnings for the nine months ended September 30, 2003 were $3.4 million and $0.29 per fully diluted share compared to $4.2 million and $0.35 per fully diluted share in the comparable period in 2002.   The Company’s book value per share increased from $2.49 as of December 31, 2002 to $2.78 as of September 30, 2003.

The Company’s cash flow from operations, however, showed significant increases over the prior year.  Net cash provided by operating activities were $6.1 million and $2.5 million for the nine months ended September 30, 2003 and 2002 respectively.  Although these amounts include certain timing differences, the Company continues to produce strong positive cash flow from operations.  The Company’s cash and cash equivalents is the second largest asset on its balance sheet.  Cash and cash equivalents were $9.9 million and $5.6 million as of September 30, 2003 and December 31, 2002, respectively.  The Company’s cash-in-trust, which represents members’ escrows, has grown significantly since the escrow inception in the fourth quarter of 2002 to the current balance of $2.0 million.

The Company’s net earnings in the third quarter, as well as the nine months ended September 30, 2003 were primarily impacted by the decrease in revenue due to changes in its healthcare membership savings program that were implemented in the fourth quarter of 2002 and intended to support the long-term viability of the program, as well as a reduction of revenue in certain non-core club membership programs. From an infrastructure build-out standpoint, in 2003 the Company also incurred costs associated with the increase in the number of employees dedicated to customer service, increased depreciation expense as a result of the capital leases acquired in the third quarter of 2002 to support the expected growth in its operations, and the addition of the Company’s in-house sales team and the Company’s recently recruited Chief Information Officer and a more experienced systems staff.

The Company’s revenue for each of the quarters in 2002, 2001 and 2000, as presented in the Company’s annual reports on Form 10-KSB and quarterly reports on Form 10QSB, were reduced by approximately$0.4 million each quarter in order to conform with the financial statement presentation adopted in the

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Company’s audited financial statements for the years ended December 31, 2002, 2001 and 2000.  This change in financial statement presentation was adopted in 2002 and related to the reclassification of certain non-core business revenue on a net rather than a gross basis.  This reclassification did not impact the Company’s operating income and net earnings.

During the fourth quarter of 2002, the Company implemented escrow account requirements in response to the market changes in the healthcare savings industry that have temporarily slowed down the Company’s network marketing sales.  The Company’s response to these market changes is evidence of the Company’s commitment and leadership position in this industry.  The Company’s members are now required to establish and maintain escrow accounts to access and assure payment for hospital and physician healthcare services. The Company now pre-certifies the members’ ability to pay based upon the available escrow account balances and processes the members’ payments directly to the medical providers to solidify the payment process. As a result of the escrow-based pre-certification process, the Company has achieved significant progress in strengthening relationships with hospitals and believes it has now created a stronger healthcare product offering for both its members and the healthcare providers.

Judith Henkels, Chairman, CEO, and President commented, “The roll out in 2003 of the escrow accounts to all our network hospitals, and effective October 1, 2003, to all medical doctors and physicians is considered important to our long-term growth as an alternative healthcare savings provider and separates us from our competition. As a result, we not only provide access to and medical savings for our members through Private HealthCare Systems, one of the largest independent Preferred Provider Organizations in the country, but we also assist the healthcare provider in obtaining payment assurance. We believe that this leadership strategy will provide us with sustained long-term growth, operational and financial viability and medical provider acceptance, as well as a competitive advantage in the healthcare savings market.  The increase in the funds escrowed by our members demonstrates the growing acceptance of this concept.”

Ms. Henkels continued, “In the fourth quarter of 2003, we will be focusing our sales strategy to achieve the right blend of sales attainment and account management skills. The large self-insured employer group and medical benefits market is a vast and relatively untapped market for our healthcare product offering. With our ability to use Foresight TPA to access the employer self-insured and benefits market and utilizing our patient steerage and advocacy skills, we believe that our sales process and initiatives will provide future growth benefits.”

Ms. Henkels added, “Our contract with the State of Louisiana OGB, is an example of our ability to get into the large self-insured employer group and medical benefits market and a confirmation of our leadership in the area of healthcare savings.  While the contract period started July 1, 2003, it has not yet produced the expected results.  Several technical issues occurred that caused the shortfall, particularly in the transmission of claims between the entities and the ability of the State of Louisiana OGB to process the repriced claims.  These issues appear to have been resolved and just this week we began to see the claims come through.  It is still too early to estimate what the revenues from this contract will be because of the short length of time that we have been receiving the claims for repricing.  We are in early stage development of similar programs with other public and governmental entities so that we can continue our entry into this particular market segment.”

Ms. Henkels concluded, “In 2003 the Company continues to remain profitable and also has a strong balance sheet.  We also continue to generate increasing operating cash flows, even during this period of reduced revenues. We have extended our leadership position by evolving our healthcare product offering in order to meet both the needs of our members and medical providers. Management believes that these changes will allow us to resume revenue and earnings growth in the near term. In addition, we believe that the large self-insured employer group and medical benefits market will allow us to diversify our revenues and therefore complement our network marketing healthcare sales.”

The conference call will commence on Thursday, October 30, at 4:30 p.m. EST and you are invited to listen to Precis, Inc.’s Third Quarter 2003 Conference Call with Judith Henkels, Chairman, CEO, and President, and Dino Eliopoulos, Chief Financial Officer.  The telephone number for the conference call is 1-800-901-5213 (domestic), passcode # 98406482 and 1-617-786-2962 (international) passcode # 98406482, or listen to the Web cast at www.companyboardroom.com, www.streetevents.com, or www.precis-pcis.com.

If you are unable to participate, an audio digital replay of the call will be available from Thursday, October 30 at 7:00 p.m. EST until Midnight EST on Thursday, November 13 by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) using confirmation code # 98466784.  A web archive will be available for 30 days at www.companyboardroom.com, www.streetevents.com, or www.precis-pcis.com.

PRECIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Product and service revenues	$10,268,629	$11,445,761	$31,994,932	$31,727,480
Operating expenses:
Cost of operations	3,221,085	2,973,143	9,793,017	8,075,571
Sales and marketing	3,899,966	4,567,259	12,183,400	12,655,816
General and administrative	1,614,261	1,483,794	4,706,147	4,401,222

Total operating expenses	8,735,312	9,024,196	26,682,564	25,132,609
Operating income	1,533,317	2,421,565	5,312,368	6,594,871

Other expenses:
Interest income and expense, net	39,608	27,342	113,516	44,770

Total other expenses	39,608	27,342	113,516	44,770

Earnings before income taxes	1,493,709	2,394,223	5,198,852	6,550,101
Provision for income taxes	522,739	852,080	1,774,743	2,348,566

Net earnings	970,970	1,542,143	3,424,109	4,201,535

Preferred stock dividend	—	—	—	14,137

Net earnings applicable to common shareholders	$970,970	$1,542,143	$3,424,109	$4,187,398

Earnings per common share
Basic	$0.08	$0.13	$0.29	$0.35

Diluted	$0.08	$0.13	$0.29	$0.35

Weighted average number of common shares outstanding:
Basic	11,851,579	11,805,297	11,853,200	11,805,297

Diluted	11,984,396	11,981,038	11,949,349	11,981,038

	For the Nine Months Ended September 30,
	2003	2002
Cash flow information:

Net cash provided by operating activities	$6,095,077	$2,523,658

Net cash used in investing activities	$(728,337)	$(840,803)

Net cash used in financing activities	$(1,044,569)	$(710,537)

Balance Sheet Highlights	As of September 30, 2003	As of December 31, 2002

Cash and cash equivalents	$9,933,974	$5,611,803
Working capital	$7,978,133	$4,891,509
Fixed assets	$3,642,501	$3,913,382
Goodwill	$21,077,284	$21,077,284
Total assets	$39,939,309	$35,055,686
Capital lease obligation, net of current	$631,406	$1,259,228
Net book value	$32,928,012	$29,481,672

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services.  The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements.  For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc. or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.

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